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                                                                   Exhibit 3.1.1

                              ARTICLES OF AMENDMENT
                                       OF
                                  BRIAZZ, INC.

         Pursuant to RCW 23B.06.020, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST: The name of the corporation is BRIAZZ, INC. (the "Company").

         SECOND: Article 2 of the Articles of Incorporation of the Corporation is amended to add Section 2.6 Series D Stock, the text of which is attached hereto as Exhibit A.

         THIRD: The foregoing amendment was duly adopted by the Company's Board of Directors on March 3, 2003. No shareholder action was required.

         Dated: March 3, 2003

                                    BRIAZZ, INC.

                                    By: /s/ Victor D. Alhadeff
                                        ----------------------
                                        Victor D. Alhadeff
                                        Chief Executive Officer, Chief Financial
                                        Officer, Secretary and Chairman

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                                    EXHIBIT A

2.6.     Series D Stock

         An aggregate of one hundred (100) shares of Preferred Stock are hereby designated as Series D Convertible Preferred Stock (the "Series D Stock").

         2.6.1.   Liquidation Rights

                  The holders of the Series D Stock shall not be entitled to participate in respect thereof in any distribution of the Company's assets to its shareholders upon the voluntary or involuntary dissolution, liquidation or winding up of the Company (a "Liquidation Event").

         2.6.2.   Voting Rights

                  (a) General. The holders of the Series D Stock shall be entitled to vote on all matters upon which holders of Common Stock would be entitled to vote and each share of Series D Stock shall be entitled to that number of votes equal to the Series D Conversion Amount (determined under Section 2.6.3(b)), at the record date for the determination of shareholders entitled to vote on such matter, or, if no such record date is established, at the day before the first notice of the meeting of shareholders at which the vote is to be taken is delivered to shareholders, or the date any written consent of shareholders is solicited if the vote is not to be taken at a meeting (as applicable, the "Record Date"). Notwithstanding the foregoing, no share of Series D Stock shall be entitled to a number of votes in excess of the number of votes to which a holder of 111,111 shares of Common Stock (as appropriately adjusted for any Extraordinary Common Stock Event (as defined in Section 2.6.3(d)(i)) which occurs after March 5, 2003 and prior to the Record Date), would be entitled on the Record Date. Except as otherwise expressly provided in the Company's Articles of Incorporation, as such may be amended from time to time, or by the Washington Business Corporation Act, the holders of shares of Series D Stock and Common Stock shall vote together as a single voting group on all matters.

                  (b) Voting Limitations. Except as otherwise required under the Washington Business Corporation Act, the holders of the Series D Stock shall not be entitled pursuant to Section 2.6.2(a) to vote (x) on any matters prior to the date on which the Series D Stock first becomes convertible, or (y) on the approval of the transactions contemplated by the Purchase Agreement dated March 5, 2003 between the Company and Briazz Venture, L.L.C. (the "Purchase Agreement").

                  (c) Termination of Voting Rights. The voting rights of the holders of the Series D Stock pursuant to Section 2.6.2(a) shall automatically terminate upon such date as the promissory note issued by the Company pursuant to the Purchase Agreement ceases to be outstanding.

         2.6.3.   Conversion Rights

         The holder of the Series D Stock shall have the following rights with respect to the conversion of Series D Stock into Common Stock:

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                  (a)      General.

                           (i)      Voluntary Conversion. At any time after the
later of (A) the earlier of the date the Company has received shareholder approval of the shares of Common Stock issuable upon conversion of the Series D Stock, in the manner required by Nasdaq, or the date Nasdaq has granted the Company an exemption from such shareholder approval requirements, and (B) the earlier of April 1, 2003 or the date the Company has completed its next equity financing (excluding exercise or conversion of outstanding securities) after the date of initial issuance of the Series D Stock (the "Next Financing"), each share of the Series D Stock may, at the option of the holder, be converted at any time into such number of fully paid and nonassessable shares of Common Stock as is equal to the Series D Conversion Amount (determined under Section 2.6.3(b)) for a purchase price equal to the product of the Series D Conversion Price (determined under Section 2.6.3(c)) multiplied by the Series D Conversion Amount (determined under Section 2.6.3(b)).

                           (ii)     Mandatory Conversion. Each share of Series D
Stock shall be converted automatically, without any purchase price therefor, without any further action by the holder of the Series D Stock and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, into one one-hundredth (1/100) of a share of Common Stock upon the fifth anniversary of the initial issuance of the Series D Stock.

                  (b) Conversion Amount. The number of shares of Common Stock into which each share of Series D Stock may be converted by the holder pursuant to Section 2.6.3(a)(i) (the "Series D Conversion Amount") shall be equal to (w) the quotient resulting from dividing (1) the Fully-Diluted Number of Outstanding Shares of Common Stock at the time that the Series D Stock first becomes convertible pursuant to Section 2.6.3(a)(i) (the "Convertible Date"), by
(2) the result of one minus the Applicable Percentage, less (x) the Fully-Diluted Number of Outstanding Shares of Common Stock at the Convertible Date, less (y) the Warrant Shares, with (z) the result of such subtraction multiplied by 1.0%. The "Applicable Percentage" shall mean (i) if the Company completes the Next Financing by April 1, 2003 for gross proceeds to the Company of at least $4.0 million, 0.40, (ii) if the Company does not complete the Next Financing by April 1, 2003, 0.6667, and (iii) if the Company completes the Next Financing by April 1, 2003 for gross proceeds of less than $4.0 million, a percentage calculated as follows: 0.6667, less the product of (x) the gross proceeds to the Company of the Next Financing, (y) divided by $4.0 million, (z) multiplied by 0.2667. The "Fully-Diluted Number of Outstanding Shares of Common Stock" shall mean, at the Convertible Date, the number of shares of Common Stock outstanding at such time, plus the number of shares of Common Stock issuable upon conversion, exercise or exchange of all securities of the Company outstanding at such time that are convertible into, or exercisable or exchangeable for shares of Common Stock, but excluding from the definition of Fully-Diluted Number of Outstanding Shares all shares of Common Stock issued after the date of initial issuance of the Series D Stock pursuant to, or issuable pursuant to, stock option agreements and stock option, incentive and purchase plans of the Company (the "Compensation Shares") up to a maximum number of Compensation Shares equal to 15% of the Company's outstanding common stock measured as of the Convertible Date, assuming conversion of the Series D Stock on the Convertible Date. The "Warrant Shares" shall mean the number of shares of Common Stock, if any, issued upon exercise of the warrant issued pursuant to the Purchase Agreement (the "Warrant").

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                  (c)      Conversion Price. The conversion price per share of
Common Stock issuable upon conversion of shares of Series D Stock in effect from time to time, except as adjusted in accordance with Section 2.6.3(d), (the "Series D Conversion Price") shall be equal to (x) $2,000,000, less the amounts, if any, received by the Company upon exercise of the Warrant, divided by (y) the Series D Conversion Amount, multiplied by (z) 1.0%.

                  (d)      Adjustments to Per Share Conversion Price.

                           (i)      Extraordinary Common Stock Event. Upon the
happening of an Extraordinary Common Stock Event after the Series D Stock first becomes convertible pursuant to Section 2.6.3(a)(i):

                           (A)      The Series D Conversion Price shall,
simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Series D Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series D Conversion Price. The Series D Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events; and

                           (B)      The Series D Conversion Amount shall,
simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by dividing the then effective Series D Conversion Amount by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the quotient so obtained shall thereafter be the Series D Conversion Amount. The Series D Conversion Amount, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

"Extraordinary Common Stock Event" shall mean (x) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock of the Company, (y) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (z) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                           (ii)     Sale of Shares Below Applicable Conversion
Prices.

                                    (A)      If at any time after the Series D
Stock first becomes convertible pursuant to Section 2.6.3(a)(i), the Company shall issue any Additional Stock (as defined in Section 2.6.3(d)(iii)) without consideration or for a consideration per share less than the Series D Conversion Price in effect immediately before the issuance of such Additional Stock, the Series D Conversion Price in effect upon such issuance (except as otherwise provided in this Section 2.6.3(d)(ii)) shall be adjusted to equal the consideration per share at which such Additional Stock was issued.

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                                    (B)      No adjustment of the Series D
Conversion Price shall be made in an amount less than $.01 per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made to the Series D Conversion Price. Except as provided in Sections 2.6.3(d)(ii)(E)(III) and (IV), no adjustment of the Series D Conversion Price pursuant to this Section 2.6.3(d)(ii) shall have the effect of increasing the Series D Conversion Price above the Series D Conversion Price in effect immediately before such adjustment.

                                    (C)      In the case of the issuance of
Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

                                    (D)      In the case of the issuance of
Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Company's Board of Directors irrespective of any accounting treatment.

                                    (E)      In the case of the issuance of
options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (which options, rights or convertible or exchangeable securities are not excluded from the definition of Additional Stock), in applying the provisions of Section 2.6.3(d)(ii)(A), the following provisions shall apply:

                                             (I)      the aggregate maximum
number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued for a consideration equal to the consideration (determined in the manner provided in Sections 2.6.3(d)(ii)(C) and (D)) received by the Company upon the issuance of such options or rights, plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby, but no further adjustment to the Series D Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of such options or rights in accordance with their terms (other than adjustments pursuant to Section 2.6.3(d)(ii)(E)(III));

                                             (II)     the aggregate maximum
number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued for a consideration equal to the consideration received by the Company for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 2.6.3(d)(ii)(C) and (D)), but no further adjustments to the Series D Conversion Price shall be made for the actual issuance of Common Stock upon the conversion or exchange of such

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securities in accordance with their terms (other than adjustments pursuant to
Section 2.6.3(d)(ii)(E)(III));

                                             (III)    if such options, rights or
convertible or exchangeable securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series D Conversion Price computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon such increase or decrease becoming effective, be recomputed to reflect such increase or decrease with respect to such options, rights and securities not already exercised, converted or exchanged before such increase or decrease became effective, but no further adjustment to the Series D Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities in accordance with their terms;

                                             (IV)     upon the expiration of any
such options or rights, the termination of any such rights to convert or exchange, or the expiration of any options or rights related to such convertible or exchangeable securities, the Series D Conversion Price shall forthwith be readjusted to such Series D Conversion Price as would have been obtained had the adjustment that was made upon the issuance of such options, rights or securities, or options or rights related to such securities, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities, and

                                             (V)      if any such options or
rights shall be issued in connection with the issuance and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such options or rights by the parties thereto, such options or rights shall be deemed to have been issued for such consideration as determined in good faith by the Company's Board of Directors.

                           (iii)             Additional Stock. "Additional
Stock" shall mean any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock issued (or deemed to have been issued pursuant to Section 2.6.3(d)(ii)(E)) by the Company other than:

                                    (A)      Common Stock issued pursuant to an
Extraordinary Common Stock Event;

                                    (B)      Common Stock issued or issuable
upon conversion, exercise or exchange of securities outstanding as of the date the Series D Stock first becomes convertible pursuant to Section 2.6.3(a)(i);

                                    (C)     the Compensation Shares;

                                    (D)      Common Stock issued or issuable
upon conversion of Series D Stock; and

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                                    (E)      Common Stock issued or issuable
upon conversion or exercise of any securities convertible into or exchangeable or exercisable for shares of Common Stock provided that such securities are designated as excluded from the definition of Additional Stock by the prior vote or written consent of the holder of the Series D Stock.

                  (e) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of Series D Stock shall be changed into the same or a different number of shares of any class or classes of stock of the Company, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 2.6.3(d)(i)), then and in each such event the holders of the Series D Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series D Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                  (f) Accountant's Certificate as to Adjustments Notice by the Company. In each case of an adjustment or readjustment of the Series D Conversion Price, the Company at its expense will furnish the holders of the Series D Stock with a certificate, prepared by independent public accountants of recognized standing if so required in writing by the holders of the Series D Stock, showing such adjustment or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

                  (g)      Exercise of Conversion Privilege.

                           (i)      Generally. The Series D Stock may not be
converted pursuant to Section 2.6.3 except pursuant to registration under the Securities Act of 1933, as amended (the "1933 Act"), and all applicable state securities laws, or pursuant to available exemptions from such registration requirements. If reasonably requested by the Company, the holders shall furnish the Company with an opinion of counsel, reasonably satisfactory to the Company, that such conversion will not require registration of such shares under the 1933 Act. Promptly after receiving the materials required hereby and by Section 2.6.3(g)(ii) or the date of mandatory conversion, as applicable, the Company shall issue and deliver to the holders of the Series D Stock being converted, or, if permitted by applicable securities laws, to the nominee or nominees of such holders, a certificate or certificates as such holders may request for the number of whole shares of Common Stock issuable in accordance with the provisions of this Section 2.6.3 upon the conversion of the Series D Stock. Conversion shall be deemed to have been effected immediately prior to the close of business on the Series D Conversion Date (as defined below for voluntary conversions and for mandatory conversions), and at such time, whether or not certificates representing the shares being converted shall have been received by the Company or its transfer agent in the case of a mandatory conversion, the rights of the holders as holders of the converted shares of Series D Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

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                           (ii)     Voluntary Conversion. Before the holders of
the Series D Stock shall be entitled to voluntarily convert such shares to Common Stock pursuant to Section 2.6.3(a)(i), such holders shall surrender (x) the certificate or certificates therefor, duly endorsed, (y) a written notice of conversion containing the number of shares of Series D Stock being converted and such representations, warranties and covenants of the holders to the Company as the Company may reasonably request, including representations and warranties to the effect that the Series D Stock is being exercised pursuant to registration under the 1933 Act and all applicable state securities laws, or by an "accredited investor," as defined in Rule 501(a) under the 1933 Act, pursuant to Rule 506 of Regulation D under the 1933 Act and pursuant to available exemptions from all applicable state securities laws, and (z) payment in cash or check acceptable to the Company or other form of payment acceptable to the Company of the purchase price for the shares of Common Stock into which the Series D Stock is being converted, at the office of the Company or of any transfer agent for the shares to be converted. With respect to a voluntary conversion pursuant to
Section 2.6.3(a)(i), the date when the foregoing materials are received by the Company or a transfer agent for the shares to be converted shall be the "Series D Conversion Date." Notwithstanding the foregoing, if a holder of shares of Series D Stock conditions such voluntary conversion on the occurrence or non-occurrence of a stated event, the date on which such event shall occur (or fail to occur, as the case may be) shall be the "Series D Conversion Date."

                           (iii)    Mandatory Conversion. The holders of Series
D Stock converted pursuant to the mandatory conversion provisions of Section 2.6.3(a)(ii) shall promptly surrender the certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such shares and, if other than the record holders of the converted shares, shall state the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Whether or not such certificates have been so surrendered, with respect to mandatory conversions pursuant to Section 2.6.3(a)(ii), the applicable date specified in Section 2.6.3(a)(ii) for automatic conversion shall be the "Series D Conversion Date."

                  (h) No Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series D Stock. Upon such conversion, the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.

                  (i) Partial Conversion. In the event some but not all of the shares of Series D Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to the holder, at the expense of the Company, a new certificate representing the shares of Series D Stock that were not converted.

                  (j) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Stock, such number of its shares of Common Stock as shall, while also taking into account shares issuable upon exercise of warrants or options or upon conversion of any other convertible securities, from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Stock and, if at any time such number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Stock, the Company shall as

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soon as reasonably practicable take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         2.6.4.   No Reissuance of Stock

         No share or shares of Series D Stock converted, purchased or otherwise acquired by the Company shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series D Stock accordingly.

         2.6.5.   Dividends

         The holders of the Series D Stock shall be entitled to receive dividends only upon resolution of the Company's Board of Directors.

         2.6.6.   Notices of Record Date

         In the event of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any Liquidation Event or any Extraordinary Common Stock Event, the Company shall mail or deliver, or cause to be mailed or delivered, to the holders of Series D Stock a notice specifying (i) the date on which any such reorganization, reclassification, Extraordinary Common Stock Event or Liquidation Event is expected to become effective and (ii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization or Liquidation Event. Such notice shall be mailed or delivered at least twenty (20) days prior to the date specified in such notice on which such action is to be taken.

         2.6.7.   Non-Transferability

         The Series D Stock shall not be sold or otherwise transferred except under circumstances that will not result in a violation of the 1933 Act or any state securities laws.

         2.6.8.   Waivers

         With the written consent of the holders of a majority of the outstanding shares of the Series D Stock, the obligations of the Company and the rights of the holders of the Series D Stock may be amended, modified or waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely).

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